Exhibit 99.2
ACQUICOR TECHNOLOGY INC.
COMPLETES INITIAL PUBLIC OFFERING
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NEWPORT BEACH, CALIFORNIA, March 20, 2006 — Acquicor Technology Inc. (AMEX: AQR) (the “Company”) announced today that it closed its initial public offering of 25,000,000 units on March 17, 2006. Each unit consists of one share of common stock and two warrants each exercisable for one share of common stock. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $150,000,000. ThinkEquity Partners LLC acted as representative for the underwriters for the initial public offering. A copy of the prospectus may be obtained from ThinkEquity Partners LLC, 31 W 52nd Street, 17th Floor, New York, NY 10019.
The underwriters have also exercised their option to purchase an additional 3,750,000 units at $6.00 per unit to cover over-allotments. The Company expects the closing of the over-allotment option to occur on March 21, 2006.
Audited financial statements as of March 17, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed with the Securities and Exchange Commission.
Acquicor Technology Inc. is a blank check company recently formed for the purpose of acquiring or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination, one or more domestic and/or foreign operating businesses in the technology, multimedia and networking sectors.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
All questions and inquiries for further information should be directed to Gilbert F. Amelio, Ph.D., Chief Executive Officer of the Company. He can be reached via telephone at (949) 759-3434.